Exhibit (p)(3)

CODE OF ETHICS

Fox Asset Management LLC

Effective: January 31, 2006

Internal Use Only

TABLE OF CONTENTS

Governing Principles

Section I.	Policy on Personal Securities Transactions

Section II.	Procedures on Personal Securities Transactions

Section III.	Rules of Conduct for All Employees

Section IV.	General Provisions

Fox Professional’s Media Policies
(Not part of the Code of Ethics)

Policies and Procedures in Prevention of Insider Trading
(Not part of the Code of Ethics)

Policy and Procedures for the Fox Privacy Policy
(Not part of the Code of Ethics)

“Definition of Exchange Traded Funds” (ETF’s)

GOVERNING PRINCIPLES

You have the responsibility at all times to place the interests of Clients first, not to take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interests of Clients. The Policy on Personal Securities Transactions provides rules concerning your personal transactions in Securities that you must follow in carrying out these responsibilities. You also have a responsibility to act ethically, legally, and in the best interests of Fox Asset Management LLC (“Fox”) and our Clients at all times. The Code of Conduct sets forth rules regarding these obligations. You are expected not only to follow the specific rules, but also the spirit of the Code of Ethics. The Company is required by law to have a Code of Ethics, but the Fox Code of Ethics goes well beyond the minimum legal requirements.

DEFINITIONS

Company refers to Fox Asset Management LLC (“Fox”).

Client is any person or entity, including any sub-advised mutual fund, or any institutional client, or wrap client for which Fox provides investment advisory services.

Access Person is each of the following:

(1) all employees of Fox;

Investment Professional is each of the following:

(1) an employee of Fox, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities (including a portfolio manager, an assistant portfolio manager, or a trader);
(2) a natural person at Fox, EVC, or it’s subsidiaries who obtains information concerning recommendations made to a Client with regard to the purchase or sale of securities by the Client.

Every Investment Professional is also an Access Person.

Immediate Family of any person includes his or her spouse, minor children, and relatives living in his or her principal residence.

Securities means notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options, or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interests or instruments commonly known as “securities,” or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, but do not include shares issued by open-end investment companies registered under the Investment Company Act of 1940, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements. Shares of Funds or Sub-advised Funds (unless the Fund or Sub-advised Fund is a money market fund) and shares of exchange traded funds (whether organized as an open-end investment company or a unit investment trust) are Securities for the purpose of this policy.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933. A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors. A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is, are publicly offered/publicly traded Securities).

Section I

POLICY ON

PERSONAL SECURITIES TRANSACTIONS

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A. Applicability of the Policy

Who is Covered? This Policy applies to all Company employees. All Fox employees are defined as Access Persons under the Policy. Other sections apply only to Investment Professionals. The Company will notify you if you are an Investment Professional.

This Policy covers not only your personal Securities transactions, but also those of your Immediate Family (your spouse, minor children, and relatives living in your principal residence).

What Accounts are covered? This Policy applies to Securities transactions in all accounts in which you or members of your Immediate Family have a direct or indirect beneficial interest; unless the EV Compliance Attorney determines that you or they have no direct or indirect influence or control over the account. Normally, an account is covered by this Policy if it is (a) in your name, (b) in the name of a member of your Immediate Family, (c) of a partnership in which you or a member of your Immediate Family are a partner with direct or indirect investment discretion, (d) of a trust of which you or a member of your Immediate Family are a beneficiary and a trustee with direct or indirect investment discretion, and (e) of a closely held corporation in which you or a member of your Immediate Family hold shares and have direct or indirect investment discretion.

B. Rules Applicable to All Employees

Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest. See section A, “Applicability of the Policy,” above. The procedure for obtaining pre-clearance is explained in Section 1, Procedures for Policy on Personal Securities Transactions (“Procedures”).

1. Pre-clearance: Eaton Vance Corp. (“EVC”) Stock. You must pre-clear all purchases and sales of EVC stock with the Treasurer of EVC, except that you do not have to pre-clear (1) purchases pursuant to the EVC Employee Stock Purchase Plan or to the exercise of any EVC stock option agreement, (2) bona fide gifts of EVC stock that you make or receive, or (3) bona fide gifts of EVC stock that you make to nonprofit organizations qualified under Section 501 (c)(3) of the Internal Revenue Code (4) automatic, non-voluntary transactions, such as stock dividends, stock splits, or automatic dividend reinvestments.

NOTE: The purchase or sale of publicly traded options on Eaton Vance stock is prohibited.

There are times when transactions in EVC stock are routinely prohibited, such as prior to releases of earnings information. Normally you will be notified of these blackout periods.

2. Pre-Clearance: All Securities. You must pre-clear all purchases and sales of

Securities, except that you do not have to pre-clear transactions in shares of Eaton Vance closed-end, continuously offered bank loan interval Funds, which are more similar to open-end funds. Those Funds are:

Eaton Vance Advisers Senior Floating-Rate Fund
Eaton Vance Institutional Senior Floating-Rate Fund
EV Classic Senior Floating-Rate Fund
Eaton Vance Prime Rate Reserves

     a. a bona fide gift of Securities that you make or receive or a bona fide gift of Securities that you make to a non-profit organization qualified under the Section 501(c)(3) of the Internal Revenue Code;

     b. an automatic, non-voluntary transaction, such as a stock dividend, stock split, spinoff, and automatic dividend reinvestment; or

     c. a transaction pursuant to a tender offer that is applicable pro rata to all stockholders.

The exemptions from pre-clearance in clause (2a) above do not apply to trading in any Security that is placed on a “no trade” list (for example, because the Company is in the possession of material inside information about the issuer). Further, the Fox Chief Compliance Officer may suspend your use of these four exemptions from pre-clearance if he or she concludes that you have engaged in excessive personal trading or that pre-clearance by you is otherwise warranted.

Remember that you must always pre-clear all purchases and sales of EVC stock. See Section 1-A, “Pre-Clearance: EVC Stock”. Investment Professionals have additional pre-clearance obligations. See “Additional Rules Applicable to Investment Professionals,” below.

If you must pre-clear, you will not receive pre-clearance of a transaction for any Security on a day when the item is added to or appears on the Fox Restricted List, or when other circumstances warrant prohibiting a transaction in a particular Security. Remember that the term “Security” is broadly defined. For example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to pre-clearance. A pre-clearance approval normally is valid only during the day on which it is given, or unless authorized by either the Fox Chief Compliance Officer or a member of the Investment Committee. Pre-clearance procedures are set forth in the attached Procedures.

3. Reporting Requirements. You must ensure that the broker-dealer you use sends to the Fox Chief Compliance Officer copies of statements and confirmations of all purchases and sales of all securities including EVC stock that you were required to pre-clear.

4. Prohibited and Restricted Transactions. The following transactions are either prohibited without prior approval, or are discouraged, as indicated. The procedures for obtaining approval are in the Procedures, attached as Section 1A.

     a. Initial Public Offerings. You may not purchase or otherwise acquire any Security in an Initial Public Offering. You may apply to the Fox Chief Compliance Officer for prior written approval to purchase or acquire a Security in an Initial Public Offering, but approval will be granted only in rare cases that involve extraordinary circumstances. Accordingly, the Company discourages such applications. You might be given approval to purchase a Security in an Initial

Public Offering, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank’s conversion from mutual or cooperative form to stock form, or the insurance company’s conversion from mutual to stock form. The Company must maintain a record of any approval to acquire a Security in an Initial Public Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

     b. Limited Offerings. You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior approval from the Fox Chief Compliance Officer. (Remember that a Limited Offering, as defined, includes virtually any Security that is not a publicly traded/listed Security.) Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with any Company or expects to establish such a relationship). Examples where approval might be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend. The Company must maintain a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

     c. Short Sales. You may not sell short any Security, except that you may (i) sell short a Security if you own at least the same amount of the Security you sell short (selling short “against the box”) and (ii) sell short U.S. Treasury futures and stock index futures based on the S&P 500 or other broad based stock indexes.

     d. Naked Options. You may not engage in option transactions with respect to any Security, except that you may purchase a put option or sell a call option on Securities that you own. You may not engage in the purchase or sale of publicly traded options on shares of Eaton Vance stock.

     e. Short-term Trading. You are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale, or sale and purchase, of the same or equivalent Securities within sixty (60) days are generally regarded as short-term trading.

5. Prohibited Transactions. You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in the possession of material, non-public information concerning the security or its issuer. Please read Section III to the Code of Ethics, Policies and Procedures in Prevention of Insider Trading.

6. Investment Clubs. You may not be a member of an investment club that trades in and owns Securities in which members have an interest. Such an investment club is regarded by this Policy as your personal account, and it is usually impracticable for you to comply with the rules of this Policy, such as pre-clearance of transactions, with respect to that investment club. If you are a member of an investment club on January 1, 2004, you may either (i) resign from the club by March 31, 2004, and until then you may not influence or control the investment decisions of the club, or (ii) you may continue as a member, but only if the club is regarded as your personal account and you (and the club) meet all of the requirements of this Policy with respect to every securities transaction by the club, including pre-clearance, prohibited and restricted transaction, and reporting requirements.

7. Transactions in Shares of Funds and Sub-advised Funds and Interests in Non-advised Portfolios. You must comply with all prospectus restrictions and limitations on purchases, sales or exchange of Fund or Sub-advised Fund shares or Non-advised Portfolio interests when you purchase, sell or exchange such shares or interests.

8. Reporting Requirements. You are required to provide the following reports of your

Security holdings and transactions to the Fox Chief Compliance Officer. Remember that your reports also relate to members of your Immediate Family and the accounts referred to under Section A, “Applicability of the Policy,” above. Please review the definition of Securities in the “Definitions” section of the Code of Ethics above. Securities include not only publicly traded stocks and bonds, including shares of EVC and of all closed-end funds (including interval funds), but also stock in closely held corporations, partnership interests, and derivatives. Transactions and holdings in shares of mutual funds to which Fox is an investment adviser or sub-adviser, and/or Eaton Vance Management or Boston Management and Research is an investment adviser, need to be reported quarterly. For the purpose of this section, and the Code, the term securities does not include shares by open-end investment companies registered under the Investment Company Act of 1940 except as noted above. Nor are direct obligations of the government of the United States, banker’s acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements deemed reportable.

Please refer to the Section 1A “Procedures for Policy on Personal Securities Transactions” for reporting procedures and forms.

     a. Initial Report of Holdings. Within ten (10) days after you become a Fox employee, you must submit to the Fox Chief Compliance Officer a report of your holdings of Securities, including the title, type, the exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security held as of a date not more than forty-five (45) days before you became an employee. Your report must also include the name of any broker, dealer or bank with which you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to the Chief Compliance Officer.

     b. Annual Report of Holdings. After January 1 and before January 20 of each year, you must submit to the Fox Chief Compliance Officer a report of your holdings of Securities, current within forty-five (45) days before the report is submitted, including the title, type, the exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security. Your report must include the name of any broker/ dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to the Chief Compliance Officer.

     c. Quarterly Transaction Report. Within thirty (30) days after the end of each calendar quarter, you must submit to the Fox Chief Compliance Officer a report of your transactions in Securities during that quarter, including the date of the transaction, the title, type, the exchange ticker or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected. If you established an account with a broker, dealer or bank in which any Security was held during that quarter, you must also state the name of the broker/dealer or bank and the date you established the account. The report must state the date on which you submit it to the Chief Compliance Officer.

You do not have to submit a quarterly transaction report if all of the information required in such a report is, on a current basis, already in the records of EVC (as, for example, in the case of transactions in EVC stock through the EVC employee stock purchase plan or by the exercise of stock options).

9. Confirmations of Transactions and Account Statements. You must ensure that each broker/dealer or bank with which you maintain an account, send to the Fox Chief Compliance Officer as soon as practicable, copies of all confirmations of your Securities transactions and of all monthly, quarterly and annual account statements. See Section I, “Applicability of the Policy – What Accounts are Covered” above.

C. Additional Rules Applicable to Investment Professionals

If you are an Investment Professional, you are subject to the following rules, in addition to the “Rules of Conduct for all Employees” in Section II. Before engaging in any personal Securities transactions, please review those rules, which include pre-clearance and reporting requirements, as well as restricted transactions.

The following rules relate to the requirement that transactions for Clients whose portfolios you manage, or for whom you make recommendations, take precedence over your personal Securities transactions, and therefore Clients must be given the opportunity to trade before you do so for yourself. In addition, it is imperative to avoid conflicts, or the appearance of conflicts, with Clients’ interests. While the following Securities transactions are subject to pre-clearance procedures, you are responsible for avoiding all prohibited transactions, and you may not rely upon the pre-clearance procedures to prevent you from violating these rules.

Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest, and over which you or they exercise direct or indirect influence or control. See section A, “Applicability of the Policy,” above. Check the definition of “Securities” and of other capitalized terms in the “Definitions” section of the Code of Ethics above.

1. Prohibited Transactions: All Investment Professionals..

     a. You may not cause or recommend a Client to take action for your personal benefit. Thus, for example, you may not trade in or recommend a security for a Client in order to support or enhance the price of a security in your personal account, or “front run” a Client.

     b. If you are an Investment Professional, before you purchase or sell a Security, Clients must be afforded the opportunity to act upon your recommendations regarding such Security. You may not purchase or sell any Security for which you have coverage responsibility unless either (i) you have first broadly communicated your research conclusion regarding that Security (through an Investment Committee recommendation, or otherwise) and afforded suitable Clients sufficient time to act upon your recommendation (as set forth below), or (ii) you have first determined, with the prior concurrence of the Fox Chief Compliance Officer, that investment in that Security is not suitable for any Client.

You may not purchase or sell any Security until the seventh ( 7th ) day after any Fox Restricted List activity regarding that Security (whether an addition, increased position, deletion, decreased position).

     c. All Investment Professionals who have access to the Eaton Vance Monitored Stock List (“MSL”) and/or Analyst Select Portfolio (“ASP”). You may not purchase or sell any Security until the seventh (7th) day after any: (a) Analyst Select Portfolio activity, regarding the Security (whether an addition, increased position, deletion, decreased position or rating change), or (b) change in the rating of that Security in the MSL (i) from 1, 2 or 3 to 4 or 5 or from 3, 4 or 5 to 1 or 2, in each case to provide sufficient time for Client transactions in that Security before transactions in that Security.

2. Prohibited Transactions: Portfolio Managers (including Assistant Portfolio Managers).

     a. Personal Trades in Same Direction as Client. If you are a portfolio manager, you may not purchase any Security for your personal account until one day after you have purchased that Security for Client portfolios that you manage. You may not sell any Security for your personal account until one day after you have sold that Security for Client portfolios that you manage.

     b. Personal Trades in Opposite Direction as Client: Seven-Day Blackout. If you are a portfolio manager, you may not sell any Security for your personal account until the seventh (7th) day after you have purchased that Security for Client portfolios that you manage. You may not purchase any Security for your personal account until the seventh (7th) day after you have sold that Security for Client portfolios that you manage.

     c. Trading Before a Client. If you are a portfolio manager, before you place an order to purchase a Security for a Client, you must disclose to the Fox Chief Compliance Officer if you have purchased that Security for your personal account within the preceding seven (7) days. Depending upon the circumstances, there maybe no impact on your prior purchase, or you may be required to sell that Security before it is purchased for the Client, or you may have to pay to the Client’s account the difference between your and the Client’s purchase price for the Security, if your price was lower. Before you place an order to sell a Security for a Client, you must disclose to the Fox Chief Compliance Officer if you have sold that Security for your personal account within the preceding seven (7) days. Depending upon the circumstances, you may or may not be required to pay to the Client’s account the difference between your and the Client’s sales price for the Security, if your price was higher.

Because your responsibility is to put your Client’s interests ahead of your own, you may not delay taking appropriate action for a Client in order to avoid potential adverse consequences in your personal account.

NOTE: Non-volitional or wrap client “Non-block trades” made by wrap portfolio managers are excluded from rules 2a), 2b) and 2c), above for designated managers of wrap accounts.

     d. Trading before Communicating a Recommendation or Rating. If you are a portfolio manager who is in the process of making a new or changed recommendation or rating for a Security for which you have coverage responsibility, but you have not yet broadly communicated your research conclusions and recommendations or ratings for such Security to the Investment Committee, you are prohibited from trading in that Security.

     e. Required Disclosures. If you are a portfolio manager, before you make a recommendation that a Security be purchased, sold or held by a Client, you must disclose to the Fox Chief Compliance Officer and the Investment Committee members to whom you make the recommendation any direct or indirect beneficial interest you may have in that Security.

Section III

RULES OF CONDUCT FOR ALL EMPLOYEES

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These Rules apply to every employee of the Company.

1. Laws and Regulations. You are expected to comply with all applicable laws and regulations in the Federal Securities Laws, including the Code of Ethics and policies of the Company.

2. Conflicts of Interest. You are expected to avoid conduct that is contrary to the interests of the Company and any Client, or that gives the appearance of such a conflict of interest. A “conflict of interest” occurs when an individual’s private interest interferes in a way –or even appears to interfere – with the Company’s interests as a whole. A conflict of interest can arise when an employee has interests that may make it difficult to perform his/her company work objectively and effectively.

     a. The Company’s dealings with suppliers, contractors and others should be based solely on what is in the Company’s best interest, without favor or preference to any third party, including close relatives.

     b. Employees who deal with or influence decisions of individuals or organizations seeking to do business with the Company should not own interests in or have other personal stakes in such organizations that might affect the decision-making process and/or the objectivity of such employee, unless expressly authorized in writing by the Chief Executive Officer of the Company after the interest or personal stake has been disclosed.

     c. Employees shall not do business on behalf of the Company with close relatives, unless expressly authorized in writing by the Chief Executive Officer of the Company after the relationship has been disclosed.

3. Gifts, Etc. You must not seek or accept any gift, favor, preferential treatment, or special arrangement of Material Value from any provider or prospective provider of goods or services to a Company or a Client. You must report any such receipt or offer of an item prohibited by this rule to the Fox Chief Compliance Officer. “Material Value” does not include occasional meals or social gatherings for business purposes; occasional tickets for theater, musical, sporting or other entertainment events conducted for business purposes; or occasional small gifts or mementos with a value of under $100. “Material Value” includes such items as tickets for theater, musical, sporting or other entertainment events on a recurring basis; costs of transportation and/or lodging to locations outside of New Jersey, unless approved in advance by the Chief Executive Officer as having a legitimate business purpose; personal loans on terms more favorable than generally available for comparable credit standing and collateral; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment. If you are offered anything, to be on the safe side, check with the Fox Compliance Officer.

If you are licensed by the National Association of Securities Dealers, Inc. (“NASD”), you are also subject to the rules of the NASD. Please check with the NASD website, if you have any questions about those rules.

4. Political Contributions. You may not use Company funds to make a contribution to any political party or candidate, whether directly or by reimbursement to the individual making the contribution.

5. Improper Payments. You may not pay, offer, or commit to pay any amount that might be or appear to be a bribe or kickback in connection with the Company’s business.

6. Confidential/Insider Information. You may not disclose to anyone, whether inside or outside the Company, any Company trade secrets or proprietary or confidential information unless you have been authorized to do so. You must keep confidential, and not discuss with anyone other than Portfolio Managers or Trading Personnel with a valid business purpose, information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Company. You should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

7. Outside Directorships, Etc. You may not serve as a director, officer, employee, trustee, or general partner of any corporation or other entity, whether or not you are paid, without the prior written approval of the Investment Committee, except that you may serve any charitable or non-profit organization without such approval.

Section IV GENERAL PROVISIONS _______

1. Maintenance of List of Access Persons and Investment Professionals: Notification.  The Fox Chief Compliance Officer shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of the Code of Ethics.

2. Review of Securities Reports. The Fox Chief Compliance Officer shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Fox Compliance Officer, will be reviewed in accordance with the attached Procedures (Exhibit 1).

3. Annual Certification by Employees. Each employee of the Company must certify annually that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions.

4. Fund Board Approval. The Board of Trustees of each Eaton Vance Fund for which Fox serves as a sub-adviser, including a majority of the Independent Fund Trustees, has approved this Code of Ethics and must approve any material change hereto within six months after such change is adopted.

5. Annual Report to Fund Board. At least annually the Company shall submit for consideration to the Board of Trustees of each Eaton Vance Fund for which Fox serves as a sub-adviser, a written report that (i) describes any issues arising under the Code of Ethics or the Procedures since the last report the Board, including information about material violations of the Code of Ethics or the Procedures and the sanctions imposed in response to material violations, and (ii) certifies that each Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

6. Recordkeeping Requirements. The Company shall maintain the following records at its principal place of business and make these records available to the Securities and Exchange Commission (“Commission”) or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(1)	copies of the Code of Ethics currently in effect and in effect at any time within the past five years, to be maintained in an easily accessible place;
(2)	a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurred;
(3)	copies of each report, including transaction confirmations and other information, referred to in Section I-8 of the Policy on Personal Securities Transactions (“Policy”), above, to be maintained for at least five years after the end of the fiscal year in which the report is made or information provided, the first two years in an easily accessible place;

(4)	a record of all persons, currently or within the past five years, who are or were required to make reports referred to in Section II-7 of the Policy and who are or were responsible for reviewing such reports, to be maintained in an easily accessible place; and
(5)	a copy of each Annual Report to a Fund Board referred to in paragraph 5 above, to be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

7. Confidentiality. All reports and other documents and information supplied by any employee of the Company or Access Person in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of Fox, EVC, by representatives of the Commission, or otherwise as required by law, regulation, or court order.

8. Interpretations. If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Fox Chief Compliance Officer.

9. Violations and Sanctions. Any employee of the Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be recommended by the Chief Compliance Officer and approved by the CEO and Business Management Committee of Fox. In the event that the Chief Compliance Officer violates any provisions of this Code of Ethics, the President and CEO of Fox shall recommend the sanctions to be imposed for approval by the Business Management Group.

In adopting and approving this Code of Ethics, the Company does not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act of 1940.

END